EXHIBIT 99.2

Mannatech Announces Sam Caster as CEO

Coppell, TX, April 15, 2003. Mannatech, Incorporated (NASDAQ – MTEX) today announced the resignation of Robert Henry as CEO and board member. The Board named Founder and Chairman Sam Caster as CEO to replace Mr. Henry.

Mr. Caster, 52, founded Mannatech in 1993 and is its current Chairman.

Board member Ray Robbins said, “I was thrilled that the Board was unanimous in requesting Chairman Caster come back into the direct management of the Company as its CEO.”

Board member Stan Fredrick said, “By combining the Chairman and CEO function this will bring together the Chairman’s long-range strategic vision of the Company with the CEO’s job of implementation and management of the business.”

Sam Caster, Chairman of the Company, said, “The Company was fortunate to have Mr. Henry’s expertise at this particular time in its history and we thank him for his contributions.”

Terry Persinger, President of the Company, said, “I value working with Bob on a professional, as well as a personal basis. I certainly wish him all the best.”

Mr. Henry, 56, who jointed Mannatech in April 2000, has entered into a consulting agreement with the Company to facilitate the transition.

Mannatech Incorporated is a wellness solution provider that develops innovative, high-quality, proprietary nutritional supplements, topical products and weight management products, which are sold through a global network-marketing system through the United States and the international markets of Canada, Australia, the United Kingdom, Japan and New Zealand.

Contact: Steve Fenstermacher, CFO (972) 471-6512 or IR@mannatech.com